Exhibit 10.2
Execution Version
____________________________________________________________________________________

Line of Credit, Guarantee and Security Agreement

Dated as of May 3, 2019 (As amended AND RESTATED as of May 9, 2019 and May 10, 2019)

among

PILOT TRAVEL CENTERS LLC

the Lender,

and

NIXON PRODUCT STORAGE, LLC,

the Borrower

and

THE OTHER LOAN PARTIES PARTY HERETO

____________________________________________________________________________________

TABLE OF CONTENTS

		Page
Section 1	DEFINITIONS.	1
1.1.	Definitions.	1
Section 2	LOANS.	11
2.1.	Line of Credit Commitment.	11
2.2.	Advances; Loans under Line of Credit.	11
2.3.	Borrowing Procedures.	12
2.4.	Funding.	12
2.5.	Repayment of Loans.	12
2.6.	Interest on Loans.	12
2.7.	Default Interest.	12
2.8.	Payment Procedures.	12
2.9.	Prepayments of the Loans.	13
2.10.	Commitment Fee.	13
2.11.	Recordkeeping.	13
2.12.	Costs and Expenses.	12
2.13.	Taxes.	14
2.14.	Maximum Interest.	15
2.15.	Change in Circumstances.	15
2.16.	Change in Legality.	15
Section 3	GUARANTY	15
3.1.	Guaranty of the Obligations.	15
3.2.	Payment by Guarantors.	16
3.3.	Liability of Guarantor Absolute.	16
3.4.	Waivers by Guarantor.	17
3.5.	Guarantors’ Right of Subrogation.	18
3.6.	Subordination of Other Obligations.	18
3.7.	Continuing Guaranty.	18
3.8.	Authority of Guarantors or the Borrower.	18
3.9.	Financial Condition of the Borrower.	18
3.10.	Bankruptcy, Etc.	19
3.11.	Maximum Liability.	19

Section 4	COLLATERAL GRANTED.	20
4.1.	Grant of Security Interest to Lender.	20
4.2.	Collection of Receivables.	20
4.3.	Other Security.	21
4.4.	Possessory Collateral.	21
4.5.	Electronic Chattel Paper.	21
4.6.	Preservation of Collateral and Perfection of Security Interests Therein.	21
Section 5	TERMINATION OF THIS AGREEMENT; TERMINATION OF LIENS.	22
Section 6	REPRESENTATIONS AND WARRANTIES.	22
6.1.	Financial Statements and Other Information.	22
6.2.	Locations.	22
6.3.	Loans by Loan Parties.	22
6.4.	Liens.	23
6.5.	Organization, Authority and No Conflict.	23
6.6.	Litigation.	23
6.7.	Compliance with Laws and Maintenance of Permits.	23
6.8.	Affiliate Transactions.	23
6.9.	Names and Trade Names.	23
6.10.	Equipment.	24
6.11.	Enforceability.	24
6.12.	Solvency.	24
6.13.	Indebtedness.	24
6.14.	Margin Security and Use of Proceeds.	24
6.15.	Parent, Subsidiaries and Affiliates.	24
6.16.	Contracts; No Defaults.	24
6.17.	Employee Matters.	25
6.18.	Intellectual Property.	25
6.19.	Environmental Matters.	25
6.20.	ERISA Matters.	25
6.21.	Investment Company Act.	25
6.22.	AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.	26
6.23.	Taxes.	26
6.24.	Collection Accounts.	26

Section 7	AFFIRMATIVE COVENANTS.	26
7.1.	Maintenance of Records.	26
7.2.	Notices.	27
7.3.	Compliance with Laws and Maintenance of Permits.	27
7.4.	Inspection and Audits.	28
7.5.	Insurance.	28
7.6.	Collateral.	28
7.7.	Use of Proceeds.	29
7.8.	Taxes.	29
7.9.	Intellectual Property.	29
7.10.	Deposit Accounts.	29
7.11.	AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.	29
7.12.	Financial Statements and Reports.	30
7.13.	Commitment Period Reports.	30
7.14.	GEL Tex Settlement Agreement.	30
7.15.	Veritex Lien Release.	36
7.16.	Green Bank Account.	31
Section 8	NEGATIVE COVENANTS.	31
8.1.	[Reserved.]	31
8.2.	Indebtedness.	31
8.3.	Liens.	31
8.4.	Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.	31
8.5.	Restricted Payments.	32
8.6.	Investments; Loans.	32
8.7.	Prepayment of Subordinated Debt.	32
8.8.	Sale Leasebacks.	32
8.9.	Fundamental Changes, Accounting Changes, Line of Business.	32
8.10.	Equipment.	32
8.11.	Affiliate Transactions.	33
8.12.	Settling of Accounts.	33
8.13.	Management Fees; Compensation.	33
8.14.	Restrictive Agreements.	33
8.15.	Dispositions.	34
8.16.	ERISA.	34

Section 9	DEFAULT.	34
9.1.	Payment.	34
9.2.	Breach of this Agreement and the other Loan Documents.	34
9.3.	Breaches of Other Obligations.	35
9.4.	Breach of Representations and Warranties.	35
9.5.	Loss of Collateral.	35
9.6.	Levy, Seizure or Attachment.	35
9.7.	Bankruptcy or Similar Proceedings.	35
9.8.	Appointment of Receiver.	35
9.9.	Judgment.	36
9.10.	Dissolution of Loan Party.	36
9.11.	Default or Revocation of Guaranty.	36
9.12.	Criminal Proceedings.	36
9.13.	Change of Control.	36
9.14.	Material Adverse Change.	36
Section 10	REMEDIES UPON AN EVENT OF DEFAULT.	36
10.1.	Acceleration.	36
10.2.	Other Remedies.	37
Section 11	CONDITIONS PRECEDENT.	37
11.1.	Conditions to Loans.	37
Section 12	MISCELLANEOUS.	40
12.1.	Assignments; Participations.	40
12.2.	Customer Identification - USA Patriot Act Notice.	42
12.3.	Indemnification by Borrower.	42
12.4.	Notice.	42
12.5.	Modification and Benefit of Agreement.	42
12.6.	Headings of Subdivisions.	42
12.7.	Power of Attorney.	42
12.8.	Counterparts.	42
12.9.	Refinancing Support.	42
12.10.	Waiver of Jury Trial: Other Waivers.	42
12.11.	Choice of Governing Laws; Construction; Forum Selection.	43
Section 13	LIABILITY.	44
Section 14	NONLIABILITY OF LENDER.	45

EXHIBIT A	–	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT B	–	FORM OF NOTICE OF BORROWING
EXHIBIT C	–	COMMERCIAL TORT CLAIMS OF LOAN PARTIES
EXHIBIT D	–	FORM OF PLEDGE AGREEMENT
EXHIBIT E	–	FORM OF JOINDER AGREEMENT
SCHEDULE 1.01	–	EXISTING INDEBTEDNESS
SCHEDULE 1.03	–	COLLECTION ACCOUNTS OF GRANTORS
SCHEDULE 2.3	–	BORROWING SCHEDULE
SCHEDULE 6.2	–	BUSINESS AND COLLATERAL LOCATIONS OF LOAN PARTIES
SCHEDULE 6.4	–	PERMITTED LIENS
SCHEDULE 6.6	–	LITIGATION
SCHEDULE 6.8	–	AFFILIATE TRANSACTIONS
SCHEDULE 6.9	–	NAMES & TRADE NAMES
SCHEDULE 6.14	–	MARGIN SECURITIES OWNED BY LOAN PARTIES
SCHEDULE 6.15	–	PARENT, SUBSIDIARIES AND AFFILIATES
SCHEDULE 6.16	–	BORROWER’S CONTRACTS; MATERIAL CONTRACTS UNDER WHICH ANY LOAN PARTY HAS DEFAULTED
SCHEDULE 6.23	–	TAXES
SCHEDULE 8.14	–	RESTRICTIVE AGREEMENTS OF LOAN PARTIES
SCHEDULE 11.1(d)	–	LOAN PARTIES MATERIAL ADVERSE EFFECT EVENTS

LINE OF CREDIT, GUARANTEE AND SECURITY AGREEMENT

THIS LINE OF CREDIT, GUARANTEE AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made as of May 3, 2019 (as amended as of May 9, 2019 and May 10, 2019) by and among Pilot Travel Centers LLC, a Delaware limited liability company (the “Lender”), Nixon Product Storage, LLC, a Delaware limited liability company (the “Borrower”), Lazarus Refining & Marketing, LLC, a Delaware limited liability company (“LR&M” and, together with the Borrower, the “Grantors”), Lazarus Energy Holdings LLC, a Delaware limited liability company (“Lazarus”), Lazarus Energy LLC, a Delaware limited liability company (“Lazarus Energy”), Blue Dolphin Energy Company, a Delaware corporation (“Blue Dolphin” or “Pledgor”) and any other Loan Parties (as defined below) from time to time a party hereto.

WHEREAS, Borrower may request advances from Lender under a line of credit, and the parties wish to provide for the terms and conditions upon which such advances, if made by Lender, shall be made; and

WHEREAS, the Guarantors (as defined below) desire to guarantee the Obligations (as defined below) of the Loan Parties (as defined below), and the Grantors desire to grant to the Lender a security interest in the Collateral (as defined below) to secure any and all Obligations.

NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrower by Lender and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows:

SECTION 1
DEFINITIONS.

1.1. Definitions.

When used herein the following terms shall have the following meanings:

“Account” has the meaning ascribed to such term in the UCC.

“Account Debtor” has the meaning ascribed to such term in the UCC.

“Affiliate” of any Person means (a) any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person, (b) any other Person which beneficially owns or holds twenty percent (20%) or more of the voting control or Equity Interests of such Person, (c) any other Person of which twenty percent (20%) or more of the voting control or Equity Interest of which is beneficially owned or held by such Person, or (d) any officer or director of such Person.

“Affiliate Funding Transactions” means (a) any extension of credit by any Loan Party (other than Borrower) to, and any corresponding payment by any Loan Party (other than Borrower) in exchange for such credit on account of, any Affiliate (or the ordinary-course repayment of such credit to such Loan Party) to fund the ordinary course of business operations, or administrative or capital expenditures required in connection with ordinary course of business operations, of such Affiliate consistent with past practice or (b) otherwise expressly consented to by the Lender (which consent may be provided by email).

“Agreement” has the meaning assigned in the introductory paragraph hereof.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or their Subsidiaries from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any of the following: (a) the Anti-Terrorism Order; (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations); (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations); (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations); (e) the PATRIOT Act; and (f) any regulations promulgated pursuant thereto.

“Anti-Terrorism Order” means Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the U.S. Code of Federal Regulations).

“Asset Sale” means any sale, lease, transfer or other disposition of property or series of related sales, leases, transfers or other dispositions of property, in each case, constituting Collateral by any of the Loan Parties and their Subsidiaries that yields Net Cash Proceeds to any of the Loan Parties and their Subsidiaries.

“Assignee” has the meaning set forth in Section 12.1.1 hereof.

“Blue Dolphin” has the meaning assigned in the introductory paragraph hereof.

“Blue Dolphin Parent Guarantee” has the meaning assigned in Section 11.1 hereof.

“Borrower” has the meaning assigned in the introductory paragraph hereof.

“Borrowing” means a borrowing of an advance hereunder.

“Business Day” means any day other than Saturday, Sunday or a day on which banks in New York, New York, or Houston, Texas, are authorized or required to close.

“Cadence Bank Account” has the meaning set forth in Section 7.16 hereof.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Chattel Paper” has the meaning ascribed to such term in the UCC.

“Closing Date” has the meaning set forth in Section 11.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (a) the “Pledged Collateral” as defined in the Pledge Agreement, (b) all of the property of the Grantors described in Section 4.1 hereof, and (c) all other real or personal property of any Loan Party or any other Person, now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the Obligations.

“Collection Accounts” means each deposit account or securities account maintained, in each case in the name of a Grantor at a bank or other financial institution pursuant to a control agreement in form and substance satisfactory to the Lender for the purpose of receiving Collections and each other deposit account or securities account maintained in Borrower’s name.

“Collections” means, with respect to any Receivable that is Collateral, all funds that are received by a Grantor in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges and all proceeds of any drawing under any letter of credit with respect to such Receivable), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related obligor or any other Person directly or indirectly liable for the payment of such Receivable and available to be applied thereon).

“Commercial Tort Claims” has the meaning ascribed to such term in the UCC.

“Commitment Period” means the period commencing on the date when the Lender has received a copy of a commitment executed by the Borrower and a proposed lender, subject only to customary and usual conditions, for a loan for the purpose of refinancing all of the Obligations, which commitment is in form and substance reasonably satisfactory to Lender and is provided by a proposed lender reasonably believed to be capable of providing such refinancing prior to the Maturity Date on the terms in the commitment letter and ending on the first to occur of (i) the termination, withdrawal, repudiation, or similar action of such commitment letter by either party thereto, (ii) termination of the commitment period set forth in such commitment letter, (iii) the failure by the Borrower to meet any condition set forth in such commitment letter, (iv) the one hundred and fifty (150th) day following the date of such commitment letter, (v) the Lender having a reasonable belief that the proposed loan will not be provided by the proposed lender in accordance with the terms of the commitment letter, or (vi) a failure by any Loan Parties to comply with Section 7.13.

“Commodity Transaction Documents” means (a) the Crude Supply Agreement, (b) the Jet Fuel Master Agreement, (c) the Crude Storage Lease, (d) the Jet Storage Lease, (e) the Blue Dolphin Parent Guarantee, (f) the Jet Inventory Purchase and Sale Agreements, (g) the NPS Exclusivity Letter, and (h) the crude sale agreement (reference number NP519750001) dated April 30, 2019 by and among the Lender and the Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent and Assignment Agreement (Storage Tank Lease)” has the meaning specified in Section 11.1 hereof.

“Consent and Assignment Agreement (Haltermann MSA)” has the meaning specified in Section 11.1 hereof.

“Covenant Party” has the meaning specified in Section 8 hereof.

“Crude Storage Lease” has the meaning specified in Section 11.1 hereof.

“Crude Supply Agreement” has the meaning specified in Section 11.1 hereof.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under capitalized leases, (f) all reimbursement obligations, whether contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash in respect of any disqualified capital stock in such Person or any other Person or any warrants, rights or options to acquire such disqualified capital stock, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all obligations of such Person in respect of hedge agreements, valued at the agreement value thereof, (i) all guarantee obligations of such Person, and (j) all indebtedness and other payment obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

“Default” means any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Deposit Account” has the meaning ascribed to such term in the UCC.

“Documents” has the meaning ascribed to such term in the UCC.

“Electronic Chattel Paper” has the meaning ascribed to such term in the UCC.

“Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA.

“Environmental Laws” means all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to a Loan Party’s business or facilities owned or operated by a Loan Party, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equipment” has the meaning ascribed to such term in the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party or its Subsidiaries is or, at any relevant time, was treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Event of Default” has the meaning specified in Section 9 hereof.

“Excluded Taxes” means with respect to any payment under any Loan Document to Lender (a) taxes based upon, or measured by, Lender's overall net income (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (i) in a jurisdiction in which Lender is organized, (ii) in a jurisdiction which Lender's principal office is located, or (iii) in a jurisdiction in which Lender's lending office (or branch) in respect of which payments under this Agreement are made is located; (b) branch profits taxes (x) imposed by the United States and (y) that are Other Connection Taxes; (c) any United States federal withholding taxes that would not have been imposed but for the failure of the Lender to comply with Section 2.13(d) hereof; or (d) United States federal taxes imposed by FATCA.

“Existing Indebtedness” means the Debt described and listed on Schedule 1.01, which shall describe whether such Debt is secured and the assets subject to a security interest in the benefit of Persons other than the Lender.

“FATCA” means (a) Sections 1471 through 1474 of the Code (or successor statutes that are substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction which facilitates the implementation of the preceding clause (a), and (c) any applicable intergovernmental agreements with respect to clause (a) entered into with the United States Government or any governmental or taxation authority under any other jurisdiction.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Fiscal Year” means each twelve (12) month accounting period of Borrower, which ends on December 31 of each year.

“Fixtures” has the meaning ascribed to such term in the UCC.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

“GEL Tex” has the meaning specified in Section 11.1 hereof.

“GEL Tex Settlement Agreement” has the meaning specified in Section 11.1 hereof.

“General Intangibles” has the meaning ascribed to such term in the UCC.

“Goods” has the meaning ascribed to such term in the UCC.

“Governmental Authority” means any applicable federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body having jurisdiction over a Person.

“Grantors” has the meaning assigned in the introductory paragraph hereof.

“Green Bank Account” has the meaning set forth in Section 7.16 hereof.

 “Guaranteed Obligations” has the meaning specified in Section 3.1 hereof.

“Guarantors” means Blue Dolphin, LR&M, Lazarus, Lazarus Energy, and all future Subsidiaries of the Borrower, Lazarus Energy and LR&M.

“Guaranty Beneficiaries” has the meaning specified in Section 3.1 hereof.

“Hazardous Materials” means any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

“Indemnified Liabilities” has the meaning specified in Section 12.3 hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of, a Loan Party under a Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Instruments” has the meaning ascribed to such term in the UCC.

“Interest Payment Date” means, (a) the second day of each calendar month, commencing with the first such date to occur at least fifteen days after the date hereof, (b) the Maturity Date, and (c) the date of any prepayment.

“Inventory” has the meaning ascribed to such term in the UCC.

“Investment Property” has the meaning ascribed to such term in the UCC.

“Jet Fuel Master Agreement” has the meaning specified in Section 11.1 hereof.

“Jet Inventory Purchase and Sale Agreements” has the meaning specified in Section 11.1 hereof.

“Jet Storage Lease” has the meaning specified in Section 11.1 hereof.

“Lazarus” has the meaning assigned in the introductory paragraph hereof.

“Lazarus Energy” has the meaning assigned in the introductory paragraph hereof.

“Lender” has the meaning assigned in the introductory paragraph hereof.

“Lender Party” has the meaning set forth in Section 12.3 hereof.

“Line of Credit” has the meaning given to such term in Section 2.1 hereof.

“Loan Documents” means (a) this Agreement, (b) the Pledge Agreement, (c) the Consent and Assignment Agreement (Storage Tank Lease), (d) the Consent and Assignment Agreement (Haltermann MSA), and (e) each document, agreement or certificate executed by a Loan Party and delivered to the Lender in connection with or pursuant to any of the foregoing, as each of the same may be amended, modified or supplemented from time to time.

“Loan Party” means the Borrower, the Pledgor, each Grantor and each Guarantor.

“Loans” has the meaning given to such term in Section 2.2 hereof.

“LR&M” has the meaning assigned in the introductory paragraph hereof.

“LR&M Receivables” means Receivables owed to LR&M arising from or in connection with any lease of tank 66 (which tank, for the avoidance of doubt, is being leased by LR&M to Pilot Thomas Logistics LLC (f/k/a Western Petroleum LLC and Thomas Petroleum LLC) as of the date hereof).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the business, property, assets, operations or prospects of any of (x) the Borrower, (y) the Refinery Assets taken as a whole, or (z) the Loan Parties taken as a whole, (b) a material impairment of the ability of either (x) the Borrower or (y) the Loan Parties taken as a whole to perform their obligations under this Agreement and the other Loan Documents, (c) a material adverse effect upon the Collateral, or (d) a material impairment of the enforceability or priority of Lender's liens upon the Collateral or the legality, validity, binding effect or enforceability of the Loan Documents. Except during a Commitment Period, the occurrence of a “Material Adverse Effect” shall be determined by the Lender in its sole discretion, exercised in good faith.

“Maturity Date” means May 3, 2020, subject to the proviso in Section 11.1.

“Maximum Liability” has the meaning set forth in Section 3.11 hereof.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Asset Sale or Recovery Event, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Asset Sale or Recovery Event (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A)  the reasonable and customary out-of-pocket costs, fees (including investment banking fees, attorneys’ fees and accountants’ fees), commissions, premiums and expenses incurred by any of the Loan Parties or their Subsidiaries and (B) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities.

“Notice of Borrowing” has the meaning set forth in Section 2.3 hereof.

“NPS Exclusivity Letter” has the meaning specified in Section 11.1 hereof.

“NPS Note” means Intercompany Note made by Borrower in favor of Lazarus Energy, effective as of June 1, 2018.

“Obligations” means any and all obligations, liabilities and indebtedness of each Loan Party to Lender or to any Affiliate of Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise, whether several, joint or joint and several, arising under any Loan Document.

 “Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, excise, value added, transfer, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outside Date” has the meaning set forth in Section 11.1 hereof.

“Parent” means any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of a Loan Party.

“Participant” has the meaning specified in Section 12.1.2 hereof.

“Participant Register” has the meaning specified in Section 12.1.2 hereof.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L.107-56, signed into law October 26, 2001.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code.

“Permitted Liens” means (a) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which the applicable Loan Party has maintained adequate reserves; (b) liens or security interests in favor of Lender; (c) liens for taxes, assessments and governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings and the applicable Loan Party is in compliance with clauses (i) and (iii) of Section 7.8 hereof; (d) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material and adverse effect on the applicable Loan Party’s ability to use such real property for its intended purpose in connection with such Loan Party’s business; (e) liens in connection with purchase money indebtedness and capitalized leases otherwise permitted under this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which are the subject of such capitalized leases; (f) liens set forth on Schedule 6.4; and (g) liens specifically permitted by Lender in writing.

“Permitted Tax Distribution” means, for any taxable period or portion thereof in which Lazarus is a pass through entity for federal income tax purposes, payments and distributions which are distributed to the direct or indirect members of Lazarus on or prior to each estimated payment date as well as each other applicable due date to enable such holders to timely make payments of federal, state and local taxes for such taxable period that are imposed with respect to the income of Lazarus allocated to such holders not to exceed the product of (a) the net taxable income of Lazarus for such period, and (b) the highest applicable marginal U.S. federal, state and local tax rates applicable to an individual resident in Houston, Texas; provided that the amount of such distribution shall be decreased by (i) the amount of any taxable losses allocated to such direct or indirect members in prior taxable periods in respect of Lazarus, and (ii) to the extent the amount distributed to such direct or indirect members of Lazarus in any prior taxable period exceeded the actual tax liability for such member attributable to that taxable period.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit D, by Pledgor in favor of the Lender.

“Pledgor” has the meaning assigned in the introductory paragraph hereof.

“Proceeds” has the meaning ascribed to such term in the UCC.

“Receivable” means any right to payment from a Person, whether constituting an “account,” “chattel paper,” “payment intangible,” “instrument” or “general intangible” (each, as defined in the UCC), arising from the sale of goods and/or provision of services, and includes, without limitation, the obligation of the obligor thereon to pay any finance charges, fees and other charges with respect thereto, including, without limitation, with respect to any unbilled receivables, 100% of the amount to be or thereafter invoiced.
“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of a Loan Party or any of its Subsidiaries constituting Collateral.

“Refinery Assets” means a certain 15,000 BPD crude oil and condensate processing facility located in Nixon, TX, including associated real and personal property such as the pipeline infrastructure, crude oil, feedstock and refined product storage tanks and truck racks (or, in each case, contracts granting rights to use the same) and other assets and any other personal and real property owned by Lazarus that is appurtenant to or necessary for the commercial operation of such processing facility.

“Register” has the meaning set forth in Section 12.1.1 hereof.

“Reinvestment Event” shall mean any Asset Sale permitted under Section 8.4 or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice” shall mean a written notice to the Lender executed by an authorized officer of a Loan Party stating that no Event of Default has occurred and is continuing or would result therefrom and that such Loan Party (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Reinvestment Event to acquire or repair assets (in the case of any Asset Sale pursuant to Section 8.4 hereof) or long-term assets (in the case of any Recovery Event), in each case useful in its business.

“Related Party Agreements” has the meaning specified in Section 11.1 hereof.

“Related Security” means, with respect to any Receivable that is Collateral, (a) any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable, (b) all instruments and chattel paper that may evidence such Receivable, (c) all other security interests or liens in favor of Grantor and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to a contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto, (d) to the extent applicable to such Receivable, all rights, interests and claims under the contracts relating to such Receivable, and all guaranties, indemnities, insurance and other agreements (including the related contract), Supporting Obligations or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the contract or other arrangement related to such Receivable or otherwise and (e) all proceeds of such Receivable or Related Security with respect thereto.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof); provided that, for the avoidance of doubt, ordinary-course payments under Affiliate Funding Transactions are not Restricted Payments.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, Cuba, Iran, Crimea, North Korea, and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland or any other relevant authority, (b) any Person located, organized or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; (e) the Australian Department of Foreign Affairs and Trade, (f) Switzerland; or (g) any other relevant authority.

“Subsidiary” means with respect to any Person, a corporation of which such Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) and any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding Equity Interests are at the time, directly or indirectly, owned by such Person or any partnership of which such Person is a general partner. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.

“Supporting Obligations” has the meaning set forth in the UCC.

“Tangible Chattel Paper” has the meaning ascribed to such term in the UCC.

“Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings (including backup withholding) and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Termination Date” shall be the date on which the Borrower shall have repaid all of the Obligations (other than unasserted contingent obligations) and this Agreement (including the Lender’s commitment to make Loans hereunder) has terminated.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of the security interest granted hereunder.

“USA Patriot Act” has the meaning set forth in Section 12.2 hereof.

“Veritex” has the meaning set forth in Section 11.1 hereof.

“Veritex Release Date” has the meaning set forth in Section 7.15.

SECTION 2
LOANS.

2.1. Line of Credit Commitment.

Subject to the terms and conditions of this Agreement and the other Loan Documents, and relying upon the representations and warranties herein set forth, Lender hereby establishes a line of credit to Borrower in an aggregate principal amount of up to twelve million eight hundred thousand Dollars ($12,800,000.00) (the “Line of Credit”).

2.2. Advances; Loans under Line of Credit.

Subject to the terms and conditions of this Agreement and the other Loan Documents, and relying upon the representations and warranties herein set forth, (a) on the date hereof, notwithstanding that the Closing Date has not yet occurred, Lender shall make an advance to the Borrower in an aggregate principal amount of $3,300,000, (b) on May 9, 2019 notwithstanding that the Closing Date has not yet occurred, Lender shall make an advance to the Borrower in an aggregate principal amount of $1,200,000 and (c) from time to time after the Closing Date until the later of (i) the twentieth (20th) Business Day following the Closing Date and (ii) such later date as Lender may in its sole discretion agree from time to time, Lender shall make advances to the Borrower in an aggregate principal amount, when taken together with the advances contemplated by the foregoing clauses (a) and (b), up to the amount of the Line of Credit specified in Section 2.1 (such advances, collectively, the “Loans”); provided that each advance hereunder shall be in an amount not less than one million Dollars ($1,000,000). Amounts repaid with respect to the Loans may not be reborrowed.

2.3. Borrowing Procedures.

Borrower shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit B to Lender of each proposed Borrowing not later than 11:00 A.M., New York time, one Business Day prior to the proposed date of such Borrowing. Each such notice shall be effective upon receipt by Lender, shall be irrevocable, and shall specify the date and amount of such proposed Borrowing, which shall be a Business Day. Borrower shall be deemed to have duly provided a Notice of Borrowing (and, for the avoidance of doubt, made the representations, warranties and certifications set forth therein) in respect of (a) the advance on the date hereof contemplated by Section 2.2(a), (b) the advance contemplated by Section 2.2(b) on the date thereof and (c) each date and for each respective amount that, in each case, is set forth in Schedule 2.3.

2.4. Funding.

The Lender shall make each advance to be made by it hereunder (other than the advance on the date hereof and the advance contemplated by Section 2.2(b) on the date thereof) on the applicable Borrowing date by wire transfer of immediately available funds by 2:00 P.M., New York time.

2.5. Repayment of Loans.

The Borrower hereby unconditionally promises to pay to the Lender the outstanding principal amount of the Loans on the Maturity Date. To the extent not previously paid, the outstanding balance of the Loans shall be due and payable on the Maturity Date, together with accrued and unpaid interest thereon.

2.6. Interest on Loans.

Subject to the provisions of Section 2.7 below, the outstanding principal amount of the Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days) at a rate of twelve percent (12%) per annum. Interest on the Loans shall be payable on each Interest Payment Date.

2.7. Default Interest.

If any Event of Default has occurred and is continuing, then to the extent permitted by law all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), immediately upon the occurrence and during the continuance of such Event of Default, payable on demand, at a rate of fourteen percent (14%) per annum (and not for the avoidance of doubt at the rate set forth in Section 2.6); provided, however, that immediately upon and after the date that such Event of Default is cured, waived or no longer continuing, the interest rate shall revert to the interest rate specified in Section 2.6.

2.8. Payment Procedures.

The Borrower shall make each payment (including principal of or interest on any Borrowing or any fees or other amounts) required hereunder and under any other Loan Document not later than 2:00 p.m., New York time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment shall be made to the Lender at the account designated in writing by an authorized officer of the Lender. Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable, unless such next succeeding Business Day would fall in the next calendar month, in which case payment will be made on the next preceding Business Day.

2.9. Prepayments of the Loans.

2.9.1.  Voluntary Prepayments.

Upon at least three (3) days’ prior written notice to the Lender, the Borrower may prepay a portion or all of the Loans, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, without premium or penalty.

2.9.2. Mandatory Prepayments of the Loans.

(a) Asset Sale. If at any time Borrower shall receive Net Cash Proceeds in an aggregate amount equal to or exceeding fifty thousand Dollars ($50,000) from (i) any Asset Sale or (ii) any Recovery Event, the Borrower shall, within five Business Days after the date of the receipt of such Net Cash Proceeds by such Loan Party or any of its Subsidiaries, prepay the Loans and other Obligations in an amount equal to 100% of such Net Cash Proceeds; provided that, if prior to that date a Reinvestment Notice is delivered to the Lender in respect thereof, then the Loan Party or its Subsidiary shall be permitted to defer such prepayment for a period of up to 45 days after the date of such Asset Sale or Recovery Event and on such 45th day shall be required to make such prepayment to the extent that such reinvestment shall not have been made.

(b) Issuance of Debt. If at any time any Loan Party or any of its Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of any Debt prohibited under Section 8.2 below, the Borrower shall, within one Business Day after the date of receipt of such Net Cash Proceeds by such Loan Party or any of its Subsidiaries, prepay the Loans and other Obligations in an amount equal to 100% of such Net Cash Proceeds.

2.9.3. Prepayment Procedures.

Any prepayment under this section shall be applied first, to payment of that portion of the Obligations constituting fees, indemnities, costs and expenses payable to Lender hereunder, second, to payment of that portion of the Obligations constituting accrued but unpaid interest, third, to payment of that portion of the Obligations constituting unpaid principal of the Loans and, fourth, to payment of any other Obligations due.

2.10. Commitment Fee.

The Borrower agrees to pay to the Lender on the date hereof the following amounts which amount shall be paid from the proceeds of the first Loan: (a) a commitment fee in the amount of one hundred thousand Dollars ($100,000) and (b) all expenses contemplated by Section 2.12(a)(i) incurred through the date hereof.

2.11. Recordkeeping.

Lender shall record in its records, the date and amount of each advance made by Lender hereunder, and each repayment thereof. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder to repay the principal amount of the Loans hereunder, together with all interest accruing thereon. The Lender shall provide the Borrower with the foregoing books and records upon reasonable request.

2.12. Costs and Expenses.

Regardless of whether the Loan Documents are executed and delivered, Borrower agrees to reimburse Lender for (a) all reasonable, documented out-of-pocket costs and expenses incurred by Lender in connection with the (i) preparation, due diligence, development, consummation and administration of any of the Loan Documents including, without limitation, attorney’s fees and other expenses of internal and external legal counsel, independent engineers, investigators or other consultants to the Lender, Uniform Commercial Code and other public record searches and filings, overnight courier, other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; and (ii) administration of this Agreement or any other Loan Document (including, without limitation, any costs and expenses of any third party provider engaged by Lender for such purposes) and (b) all costs and expenses incurred by Lender (including, without limitation, any costs and expenses of any third party provider engaged by Lender for such purposes) in connection with the (i) collection, protection or enforcement of any of Lender’s rights in or to the Collateral; (ii) collection of any Obligations; and (iii) enforcement of any of Lender's remedies under this Agreement or any other Loan Document.

2.13. Taxes.

(a)      All payments made by a Loan Party hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Loan Party free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b) If a Loan Party makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Indemnified Taxes, the Loan Parties shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Indemnified Taxes withheld (and any Taxes withheld or imposed with respect to the additional payments required under this Section 2.13(b)), the amount paid to Lender equals the sum it would have received had no such deduction or withholding been made. To the extent a Loan Party withholds any Taxes on payments hereunder or under any Loan Document, such Loan Party shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to Lender within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to Lender) evidencing the payment of all amounts so required to be deducted or withheld from such payment. In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) If Lender (or any of its Affiliates, agents, or employees) is required by law to make any payments of any Indemnified Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Indemnified Tax is assessed against Lender (or any of its Affiliates, agents, or employees) with respect to amounts received or receivable hereunder or under any other Loan Document, the Loan Parties will jointly and severally indemnify such person within 10 days after demand therefor, for the full amount of (i) such Indemnified Tax (and any reasonable counsel fees and other expenses associated with such Tax) and (ii) any Taxes imposed as a result of the receipt of the payment under this Section 2.13, in each case, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate prepared in good faith by Lender and delivered to any Loan Party as to the amount of such payment or liability shall, absent manifest error, be final, conclusive, and binding on all parties.

(d) If a payment made to Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to Section 2.13(b)), it shall, so long as no Event of Default has occurred and is continuing, pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section, the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.13(e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) All obligations of the Loan Parties provided for in this Section 2.13 shall survive payment in full of the Loans, any foreclosure thereunder, any modification, release, discharge of, or termination of, any of the Loan Documents.

2.14. Maximum Interest.

It is the intent of the parties that the rate of interest and other charges to Borrower under this Agreement and the other Loan Documents shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to such Borrower.

2.15. Change in Circumstances.

(a)      Notwithstanding any other provision of this Agreement, if any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended by the Lender; or (ii) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) and (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender, and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then the Borrower will pay to the Lender, as the case may be, upon demand such additional amount or amounts as will compensate the Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) If the Lender shall have determined that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Loans made to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to the Lender, as the case may be, such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction actually incurred or suffered. Lender agrees to provide Borrower with reasonable evidence as to the basis for such determination and such amounts, but Lender’s entitlement to such amounts shall not be subject to delivery of such evidence or Borrower’s satisfaction with any evidence so provided.

(c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate delivered by it within twenty (20) Business Days after its receipt of the same.

(d) Failure or delay on the part of the Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate the Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is one hundred eighty (180) days prior to such request; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such one hundred eighty (180)-day period.

2.16. Change in Legality.

Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for the Lender to make or maintain any Loan, if such law shall mandate, then, upon notice from the Lender to the Borrower, the Borrower shall prepay such Loans, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement on or before such date as shall be mandated by such law.

SECTION 3
GUARANTY

3.1. Guaranty of the Obligations.

Each Guarantor jointly and severally hereby irrevocably and unconditionally guarantees to the Lender, and its successors and permitted assignees (the “Guaranty Beneficiaries”) the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 USC. § 362(a), collectively, the “Guaranteed Obligations”).

3.2. Payment by Guarantors.

Each Guarantor hereby jointly and severally agrees in furtherance of the foregoing and not in limitation of any other right which any Guaranty Beneficiaries may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due (or, in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, in accordance with the terms of such extension or renewal), whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 USC. § 362(a)), each Guarantor will, upon demand, pay, or cause to be paid, in cash, to the Guaranty Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a proceeding under any debtor relief law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in such proceeding) and all other Guaranteed Obligations then owed to Guaranty Beneficiaries as aforesaid.

3.3. Liability of Guarantor Absolute.

Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability; this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) any Guaranty Beneficiary may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Guaranty Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by each Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge each Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if any Guaranty Beneficiary is awarded a judgment in any suit brought to enforce each Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit;

(e) any Guaranty Beneficiaries, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may, without limiting this Guaranty, (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiaries in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Guaranty Beneficiaries may have against any such security, in each case as such Guaranty Beneficiaries in its discretion may determine consistent herewith or the applicable Loan Documents and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or no judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents. The foregoing shall not be deemed to modify Section 12.5 of this Agreement; and

(f) this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations or the occurrence of the Termination Date), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Guaranty Beneficiaries might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Guaranty Beneficiaries in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

3.4. Waivers by Guarantor.

Each Guarantor hereby waives, for the benefit of the Guaranty Beneficiaries:

(a) any right to require any Guaranty Beneficiaries, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Guaranty Beneficiaries in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Guaranty Beneficiaries whatsoever;

(b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower from any cause other than payment in full of the Guaranteed Obligations;

(c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(d) any defense based upon any Guaranty Beneficiaries’ errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith;

(e) (i) any principles or provisions of Law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Guaranty Beneficiaries protect, secure, perfect or insure any security interest or lien or any property subject thereto;

(f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or under any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and any right to consent to any thereof; and

(g) any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

3.5. Guarantors’ Right of Subrogation.

Until the Termination Date, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including:

(a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations,

(b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiaries now has or may hereafter have against the Borrower, and

(c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Guaranty Beneficiaries. Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement or indemnification as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, shall be junior and subordinate to any rights of the Beneficiaries against the Borrower, and to all right, title and interest the Beneficiaries may have in any such collateral or security. If any amount shall be paid to each Guarantor before the Termination Date on account of any such subrogation, reimbursement, indemnification contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Guaranty Beneficiaries and shall forthwith be paid over to the Guaranty Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

3.6. Subordination of Other Obligations.

Any Debt of the Borrower now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Guaranty Beneficiaries and shall forthwith be paid over to the Guaranty Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.

3.7. Continuing Guaranty.

This Guaranty is a continuing guaranty and shall remain in effect until the Termination Date. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

3.8. Authority of Guarantors or the Borrower.

It is not necessary for any Guaranty Beneficiaries to inquire into the capacity or powers of the Borrower or the officers, members of the Board of Directors or any agents acting or purporting to act on behalf of any of them.

3.9. Financial Condition of the Borrower.

Any advance under the Line of Credit may be made to the Borrower or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant. No Guaranty Beneficiaries shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiaries to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Guaranty Beneficiaries.

3.10. Bankruptcy, Etc.

(a)            So long as any Guaranteed Obligations remain outstanding, each Guarantor shall not, without the prior written consent of the Lender, commence or join with any other Person in commencing any proceeding under any debtor relief law of or against the Borrower. The obligations of each Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or by any defense which the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Guaranty Beneficiaries that the Guaranteed Obligations which are Guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Each Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Lender, or allow the claim of the Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiaries as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

3.11. Maximum Liability.

It is the desire and intent of the Guarantors and the Guaranty Beneficiaries that this Guaranty shall be enforced against each Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantor Subsidiaries or the Guaranty Beneficiaries, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the Guarantor’s “Maximum Liability”). Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of Guarantor without impairing this Guaranty or affecting the rights and remedies of the Guaranty Beneficiaries hereunder; provided, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 4
COLLATERAL GRANTED.

4.1. Grant of Security Interest to Lender.

As security for the payment of the Loans made by Lender to the Borrower hereunder and for the payment, performance or other satisfaction of all other Obligations:

(a) Borrower hereby grants to Lender and its Affiliates a continuing security interest in Borrower’s right, title and interest in the following, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (i) all Accounts and all Goods whose sale, lease or other disposition has given rise to Accounts and have been returned, repossessed or stopped in transit; (ii) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, Tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (iii) all Inventory; (iv) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (v) all Investment Property; (vi) all Deposit Accounts, Securities Accounts, bank accounts, deposits and cash; (vii) all Letter-of-Credit Rights; (viii) Commercial Tort Claims listed on Exhibit C hereto; (ix) all Supporting Obligations; (x) any other property now or hereafter in the possession, custody or control of Lender, Lender’s agent or Lender’s parent, any Affiliates of Lender, or any Subsidiary of Lender or any participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (xi) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all books and records relating to any of the foregoing and to Borrower’s business.

(b) Borrower hereby grants to Lender and its Affiliates a security interest in Borrower’s right, title and interest in the following, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (i) all Receivables and all Related Security, (ii) all Collections, (iii) the Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Collection Accounts and amounts on deposit therein, (iv) all books and records to the extent related to any of the foregoing, together with all rights (but not obligations) under the contracts related to the Receivables, and (v) all proceeds of, and all amounts received or receivable under, any or all of the foregoing.

(c) LR&M hereby grants to Lender and its Affiliates a security interest in LR&M’s right, title and interest in the following, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located, upon the occurrence of the Veritex Release Date: (i) all LR&M Receivables and Related Security, (ii) all Collections in respect thereof, (iii) the Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Collection Accounts and amounts on deposit therein, (iv) all books and records to the extent related to any of the foregoing, and (v) all proceeds of, and all amounts received or receivable under, any or all of the foregoing.

4.2. Collection of Receivables.

(a)            Each Grantor shall direct all of its Account Debtors to make all payments on Receivables that are Collateral directly into a Collection Account. If a Loan Party, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of a Loan Party or any Affiliate or Subsidiary, or any other Person acting for or in concert with a Loan Party shall receive any monies, checks, notes, drafts or other payments relating to, or as Collections of Receivables included in, the Collateral, such Loan Party and each such Person shall receive all such items in trust for the Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to a Collection Account in a manner satisfactory to Lender. Each Loan Party agrees that, if an Event of Default occurs and is continuing, all payments made to such Collection Account or otherwise received by Lender, whether in respect of the Receivables or as Proceeds of other Collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), may be applied on account of the Obligations in accordance with the terms of this Agreement. Each Loan Party agrees to pay all customary fees, costs and expenses in connection with opening and maintaining each Collection Account. All of such fees, costs and expenses if not paid by a Loan Party, may be paid by Lender or otherwise charged to Borrower and in such event all amounts paid by Lender or charged by Lender shall constitute Obligations hereunder, shall be payable to Lender by Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(b) Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Obligations, (i) enforce collection of any of a Grantor’s Receivables that are Collateral or other amounts owed to a Grantor by suit or otherwise that are Collateral; (ii) exercise all of such Grantor’s rights and remedies with respect to proceedings brought to collect any Receivables that are Collateral or other amounts owed to such Grantor that are Collateral; (iii) surrender, release or exchange all or any part of any Receivables that are Collateral or other amounts owed to such Grantor that are Collateral, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Receivable of a Grantor that is Collateral or other amount owed to a Grantor that is Collateral upon such terms, for such amount and at such time or times as Lender deems advisable; (v) prepare, file and sign the applicable Grantor’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to such Grantor; and (vi) do all other acts and things which are necessary, in Lender's sole discretion, to fulfill Loan Parties' obligations under this Agreement and the other Loan Documents and to allow Lender to collect the Receivables that are Collateral or other amounts owed to each Grantor that are Collateral. In addition to any other provision hereof, Lender may at any time, after the occurrence and during the continuance of an Event of Default, at Borrowers' expense, notify any parties obligated on any of the Receivables that are Collateral to make payment directly to Lender of any amounts due or to become due thereunder.

4.3. Other Security.

Lender, in its sole discretion, without waiving or releasing (i) any obligation, liability or duty of any Loan Party under this Agreement or the other Loan Documents or (ii) any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral that is prohibited under Section 8.3, provided, that Lender may take such actions with respect to Permitted Liens only after the occurrence and during the continuance of an Event of Default. All sums paid by Lender in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Lender shall constitute Obligations, payable by Borrower to Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

4.4. Possessory Collateral.

Immediately upon a Loan Party’s receipt of any portion of the Collateral worth in excess of fifty thousand dollars ($50,000) evidenced by an Instrument or Document, including, without limitation, any Tangible Chattel Paper or any Investment Property consisting of certificated securities, such Loan Party shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender). If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as such Loan Party’s attorney and agent-in-fact, to endorse or assign the same on such Loan Party’s behalf.

4.5. Electronic Chattel Paper.

To the extent that a Loan Party obtains or maintains any Electronic Chattel Paper that is Collateral and worth in excess of fifty thousand dollars ($50,000), such Loan Party shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Lender as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Lender or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

4.6. Preservation of Collateral and Perfection of Security Interests Therein.

(a)            Each Grantor shall, at Lender's request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral. Each Grantor irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Grantor's true and lawful attorney and agent-in-fact solely to, following the occurrence and during the continuation of an Event of Default, execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender's security interest in the Collateral. Each Grantor further ratifies and confirms the prior filing by Lender of any and all financing statements which identify such Grantor as debtor, Lender as secured party and any or all Collateral as collateral.

(b) The Lender is hereby authorized to file (at the sole expense and cost of the Borrower) UCC financing or continuation statements, intellectual property security agreements and amendments to any of the foregoing or any similar document, in any jurisdictions and with any filing offices as the Lender may reasonably determine are necessary or advisable to perfect or otherwise protect the security interests granted to the Lender herein. Such documents may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Lender may reasonably determine is necessary or advisable, including (in respect of the Borrower only) describing such property as “all assets” or words of similar effect.

SECTION 5
TERMINATION OF THIS AGREEMENT; TERMINATION OF LIENS.

Lender's obligations under this Agreement shall be in effect from the date hereof until the earlier of (i) the Maturity Date, (ii) the date that the Obligations are accelerated pursuant to Section 10.1, and (iii) the Termination Date. Upon the Termination Date, remaining Collateral shall automatically be released from the Lien of this Agreement and all rights to the Collateral shall revert to the Grantors and Pledgor. Upon such release or any such sale, transfer or disposition of Collateral or any part thereof, Lender shall, upon the request of the Grantors and Pledgor and at the sole expense of the Borrower, assign, transfer and deliver to the Grantors and/or Pledgor proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be.

SECTION 6
REPRESENTATIONS AND WARRANTIES.

Each Loan Party hereby represents and warrants to Lender, which representations and warranties (whether appearing in this Section 6, elsewhere in this Agreement or in any other Loan Document) shall be true at the time of the date hereof (other than the representation in Section 6.5 that Blue Dolphin is in good standing in the State of Delaware), the date of the advance contemplated by Section 2.2(b) (other than the representation in Section 6.5 that Blue Dolphin is in good standing in the State of Delaware), and the Closing Date, and shall be remade by each applicable Loan Party at the time each Loan is made pursuant to this Agreement, provided, that representations and warranties made as of a particular date shall be true and correct as of such date:

6.1. Financial Statements and Other Information.

The financial statements and other information delivered or to be delivered by any Loan Party to Lender at or prior to the date of this Agreement fairly present in all material respects the financial condition of each Loan Party, and there has been no material adverse change in the financial condition, the operations or any other status of any Loan Party since the date of the financial statements delivered to Lender most recently prior to the date of this Agreement. All written information now or heretofore furnished by each Loan Party to Lender is true and correct as of the date with respect to which such information was furnished.

6.2. Locations.

The office where each Loan Party keeps its books, records and accounts (or copies thereof) concerning the Collateral, each Loan Party’s principal place of business and all of each Loan Party’s other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Schedule 6.2 and at other locations within the continental United States of which Lender has been advised by a Loan Party in accordance with Section 7.2.1. The Collateral (except any part thereof which a Loan Party shall have advised Lender in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Schedule 6.2, and at other locations within the continental United States of which Lender has been advised by a Loan Party in writing in accordance with Section 7.2.1 hereof.

6.3. Loans by Loan Parties.

No Loan Party has made any loans or advances to any Affiliate or other Person except (i) Existing Indebtedness, (ii) advances authorized hereunder to employees, officers and directors of a Loan Party for travel and other expenses arising in the ordinary course of such Loan Party’s business and (iii) Affiliate Funding Transactions.

6.4. Liens.

Each Loan Party is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by such Loan Party, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than Permitted Liens.

6.5. Organization, Authority and No Conflict.

The Borrower is a limited liability company, duly organized, validly existing and in good standing in the State of Delaware and its state organizational identification number is 5279048. Lazarus is a limited liability company, duly organized, validly existing and in good standing in the State of Delaware and its organizational identification number is 4108611. Blue Dolphin is a corporation, duly organized, validly existing and in good standing in the State of Delaware and its organizational identification number is 2081487. LR&M is a limited liability company, duly organized, validly existing and in good standing in the State of Delaware and its organizational identification number is 4169296. Each Loan Party is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary or, if such Loan Party is not so qualified, such Loan Party may cure any such failure without losing any of its rights, incurring any liens or material penalties, or otherwise affecting Lender's rights. Each Loan Party has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the other Loan Documents and perform its obligations hereunder and thereunder. Each Loan Party’s execution, delivery and performance of this Agreement and the other Loan Documents does not conflict with the provisions of the organizational documents of such Loan Party, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on such Loan Party, except for conflicts with agreements, contracts or other documents which would not have a Material Adverse Effect, and such Loan Party’s execution, delivery and performance of this Agreement and the other Loan Documents shall not result in the imposition of any lien or other encumbrance upon any of such Loan Party’s property (other than Permitted Liens) under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which such Loan Party or any of its property may be bound or affected. If a Loan Party is a partnership or limited liability company, such Loan Party has not expressly elected to have its Equity Interests treated as “Securities” under and as defined in Article 8 of the Uniform Commercial Code.

6.6. Litigation.

(a)            Except as disclosed to Lender on Schedule 6.6 hereto, there are no actions or proceedings which are pending or, to the best of any Loan Party’s knowledge, threatened against a Loan Party which is, in the determination of Lender, reasonably likely to have a Material Adverse Effect, and each Loan Party shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Lender.

(b) Borrower has no Commercial Tort Claims pending other than those set forth on Exhibit C hereto as such exhibit may be amended from time to time.

6.7. Compliance with Laws and Maintenance of Permits.

Each Loan Party has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect. Each Loan Party is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect.

6.8. Affiliate Transactions.

Except as set forth on Schedule 6.8 hereto or as permitted pursuant to Section 8.11 hereof, no Loan Party is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than Affiliate Funding Transactions and transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Loan Party than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

6.9. Names and Trade Names.

Each Loan Party’s name has always been as set forth on the first page of this Agreement and no Loan Party uses any trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 6.9 hereto.

6.10. Equipment.

Except for Permitted Liens, Borrower has good and indefeasible and merchantable title to and ownership of all of its Equipment. No Equipment is a Fixture to real estate unless such real estate is owned by a Loan Party and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord's agreement in favor of Lender on terms acceptable to Lender, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Lender.

6.11. Enforceability.

This Agreement and the other Loan Documents to which each Loan Party is a party are the legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms.

6.12. Solvency.

Borrower is and, upon the occurrence of the Settlement Payment Date (as defined in the GEL Tex Settlement Agreement), each other Loan Party is, after giving effect to the transactions contemplated hereby solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents or by completion of the transactions contemplated hereunder or thereunder.

6.13. Indebtedness.

As of the date hereof, except as set forth on Schedule 1.01 hereto, no Loan Party is obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans.

6.14. Margin Security and Use of Proceeds.

Except as set forth on Schedule 6.14 hereto, no Loan Party owns any margin securities. None of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

6.15. Parent, Subsidiaries and Affiliates.

Except as set forth on Schedule 6.15 hereto, no Loan Party has any Parents, Subsidiaries or other Affiliates or divisions, nor is any Loan Party engaged in any joint venture or partnership with any other Person.

6.16. Contracts; No Defaults.

Schedule 6.16 includes all contracts, leases, commitments and other agreements to which the Borrower is a party. Except as set forth on Schedule 6.16, (i) (a) the Borrower is not in default under any material contract, lease or commitment to which it is a party or by which it is bound, and (b) no other Loan Party is in default under any material contract, lease or commitment to which it is a party or by which it is bound other than a default which would not have a Material Adverse Effect; and (ii) no Loan Party knows of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect.

6.17. Employee Matters.

There are no controversies pending or threatened between a Loan Party and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect, and each Loan Party is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Effect.

6.18. Intellectual Property.

(a) Each Loan Party possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue to conduct its business as heretofore conducted by it except to the extent that the failure to possess such items would not have a Material Adverse Effect.

(b) The Borrower owns no registered intellectual property.

6.19. Environmental Matters.

No Loan Party has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each Loan Party comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person, nor is any pending or to the best of each Loan Party’s knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by a Loan Party or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects the Loan Party or its business, operations or assets or any properties at which a Loan Party has transported, stored or disposed of any Hazardous Materials. No Loan Party has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

6.20. ERISA Matters.

None of the Loan Parties nor any of their respective Subsidiaries sponsors, maintains, contributes to, or has any obligation to contribute to, and within the prior six (6) years has not sponsored, maintained, contributed to or had any obligation to contribute to, any Employee Benefit Plan. None of the Loan Parties nor any of their respective Subsidiaries has any liability (whether actual, contingent or otherwise) with respect to a Pension Plan or a Multiemployer Plan. No ERISA Affiliate of any Loan Party sponsors, maintains, contributes to, or has any liability (whether actual, contingent or otherwise) with respect to a Pension Plan, or has any obligation to contribute to or any liability (whether actual, contingent or otherwise) with respect to any Multiemployer Plan.

6.21. Investment Company Act.

No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company” within the meaning of the Investment Company Act of 1940.

6.22. AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

(a)           Each of the Loan Parties has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws, applicable AML Laws and applicable Sanctions. None of (i) the Loan Parties or any of their Subsidiaries or any of their respective directors or officers, or, to the knowledge of the Loan Parties, any of their respective employees or Affiliates, or (ii) to the knowledge of the Loan Parties, any agent of a Loan Party (A) is a Sanctioned Person, or (B) is in violation of AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(b) The use of the proceeds of the Loan by the Borrower will not violate the Trading with the Enemy Act, or any of the foreign assets control regulations of the United States Treasury Department (Title 31, Subtitle B, Chapter V of the U.S.  Code of Federal Regulations, as amended) or any enabling legislation or executive order relating thereto.

(c) No Borrowing, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent or otherwise. Each of the Loan Parties represents that, except as disclosed in writing to the Lender prior to the date of this Agreement, none of the Loan Parties nor any of their Subsidiaries, nor, to the knowledge of the Loan Parties, any of their Affiliates, or and of their members has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

6.23. Taxes.

The Borrower and each other Loan Party has timely filed all federal and state income tax returns and other material tax returns and reports required by law to have been filed by it, and the Borrower and each other Loan Party and has paid all material Taxes and governmental charges due and owing, whether or not shown on any return or report, except for any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Schedule 6.23 hereto sets forth the entity classification for United States federal income tax purposes of each Loan Party as of the date hereof.

6.24. Collection Accounts.

Schedule 1.03 sets forth the Collection Accounts of each Grantor.

SECTION 7
AFFIRMATIVE COVENANTS.

Until the Termination Date, unless Borrower obtains Lender’s prior written consent waiving or modifying any of Loan Parties’ covenants hereunder in any specific instance, each Loan Party covenants and agrees as follows:

7.1. Maintenance of Records.

Each Loan Party shall at all times keep accurate and complete books, records and accounts with respect to all of such Loan Party’s business activities, in accordance with sound accounting practices and GAAP consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Schedule 6.2.

7.2. Notices.

Each Loan Party shall:

7.2.1. Locations. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Lender in writing of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of such Loan Party’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which such Loan Party has previously advised Lender that such Goods will be used.

7.2.1. Litigation and Proceedings. Promptly upon becoming aware thereof, notify Lender of any actions or proceedings which are pending or threatened against a Loan Party in which the claim exceeds one-hundred thousand Dollars ($100,000) or which might have a Material Adverse Effect and of any Commercial Tort Claims of Borrower which may arise, which notice shall constitute such Loan Party’s authorization to amend Exhibit C to add such Commercial Tort Claim.

7.2.2. Names and Trade Names. Provide Lender with at least ten (10) days’ advance written notice of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Lender in writing.

7.2.3. [Reserved].

7.2.4. Environmental Matters. Immediately notify Lender upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by such Loan Party or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects such Loan Party or its business operations or assets or any properties at which such Loan Party has transported, stored or disposed of any Hazardous Materials unless the foregoing could not reasonably be expected to have a Material Adverse Effect.

7.2.5. Default; Material Adverse Change. Promptly advise Lender of the occurrence of any event having or causing a Material Adverse Effect or the occurrence of any Default or Event of Default hereunder.

7.2.6. New Subsidiaries of the Borrower, Lazarus Energy or LR&M. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Lender of the proposed formation of any new Subsidiary of the Borrower, Lazarus Energy or LR&M. The Loan Party that is a Parent to the new Subsidiary of the Borrower, Lazarus Energy, or LR&M shall cause such Subsidiary to become a Guarantor by executing a Joinder Agreement substantially in the form of Exhibit E.

All of the notices provided for in this section shall be provided by each Loan Party to Lender in writing in accordance with the provisions of Section 12.4 below.

7.3. Compliance with Laws and Maintenance of Permits.

Each Loan Party shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect and each Loan Party shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect. Following any determination by Lender that there is non-compliance, or any condition which requires any action by or on behalf of such Loan Party in order to avoid non-compliance, with any Environmental Law, at Borrower’s expense cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

7.4. Inspection and Audits.

(a)            Each Loan Party shall permit Lender, or any Persons designated by it, to call at such Loan Party’s places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from such Loan Party’s books, records, journals, orders, receipts and any correspondence and other data relating to such Loan Party’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Loan Party’s business as Lender may consider reasonable under the circumstances. Each Loan Party shall furnish to Lender such information relevant to Lender's rights under this Agreement and the other Loan Documents as Lender shall at any time and from time to time request. Lender, through its officers, employees or agents shall have the right, at any time and from time to time, to verify the validity, amount or any other matter relating to any of such Loan Party’s Accounts and other Receivables that are Collateral, by mail, telephone, telecopy, electronic mail, or otherwise.

(b) Prior to Closing Date and upon reasonable prior notice by Lender, the Loan Parties shall permit any representative designated by the Lender to perform, to the reasonable satisfaction of Lender, engineering, environmental, commercial, operations and legal due diligence of the Refinery Assets, a review of the required permits and authorizations, and a review the financial model of Lazarus of the Refinery Assets.

(c) Each Loan Party agrees to provide Lender and its agents with reasonable access during normal business hours to any officers, employees or directors of such Loan Party, its Parent and its Affiliates to discuss the affairs, finances and business of such Loan Party, and to permit discussions of the financial condition of such Loan Party with such Loan Party’s independent public accountants. Any such discussions shall be without liability to Lender or to such Loan Party’s independent public accountants.

7.5. Insurance.

Each Loan Party shall:

7.5.1. Casualty Insurance; Business Interruption Insurance. Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of such Loan Party, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be satisfactory to Lender. Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days of the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Lender, showing loss under such insurance policies payable to Lender. Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurance company shall give Lender at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of such Loan Party or any other Person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage. In addition, each Loan Party shall cause to be executed and delivered to Lender an assignment of proceeds of its business interruption insurance policies. Each Loan Party hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Lender. Each Loan Party irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as such Loan Party’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Loan Party on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided however, that if no Event of Default shall have occurred and is continuing, such Loan Party may make, settle and adjust claims involving less than $100,000 in the aggregate without Lender's consent.

7.5.2. Liability Insurance. Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of such Loan Party with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Lender and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Lender as additional insured thereunder and providing that the insurance company shall give Lender at least thirty (30) days written notice before any such policy shall be altered or canceled.

7.6. Collateral.

Each Loan Party shall keep the Collateral in good condition, repair and order and shall make all necessary repairs to the Equipment that is Collateral and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained in all material respects. Each Loan Party shall permit Lender to examine any of the Collateral at any time and wherever the Collateral may be located and, such Loan Party shall, immediately upon request therefor by Lender, deliver to Lender any and all evidence of ownership of any of the Equipment that is Collateral including, without limitation, certificates of title and applications of title. Each Loan Party shall, at the request of Lender, indicate on its records concerning the Collateral a notation, in form satisfactory to Lender, of the security interest of Lender hereunder.

7.7. Use of Proceeds.

All monies and other property obtained by Borrower from Lender pursuant to this Agreement shall be used solely for working capital purposes and for other business purposes of Borrower.

7.8. Taxes.

Each Loan Party shall file all required tax returns and pay all of its Taxes when due, subject to any extensions granted by the applicable taxing authority, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for Taxes to be promptly released; provided, that each Loan Party shall have the right to contest the payment of such Taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on such Loan Party’s financial statements, (ii) adequate reserves for such Taxes have been set aside in accordance with GAAP, and (iii)  the contesting of any such payment does not give rise to a lien for Taxes. If such Loan Party fails to pay any such Taxes and in the absence of any such contest by such Loan Party, Lender may (but shall be under no obligation to) advance and pay any sums required to pay any such Taxes and/or to secure the release of any lien therefor, and any sums so advanced by Lender shall constitute Loans hereunder, shall be payable by Borrower to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

7.9. Intellectual Property.

Each Loan Party shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

7.10. Deposit Accounts.

Each Grantor shall notify Lender in writing thirty (30) days prior to opening any new Deposit Account or Securities Account and shall enter into a control agreement satisfactory to Lender for each such Deposit Account or Securities Account of any Grantor on or before the opening of such Deposit Account or Securities Account; provided, however, that no control agreement shall be required in respect of (i) any Deposit Account or Securities Account of LR&M if no obligor on LR&M Receivables will be directed to make payment of Collections to such account or (ii) the Green Bank Account.

7.11. AML Laws, Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

(a)            The Loan Parties shall not request any Borrowing, and the Loan Parties shall not use, and shall cause their Subsidiaries and its or their respective directors, officers, employees, Affiliates and agents not to use, directly or indirectly, the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, AML Laws or Anti-Terrorism Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor, lender, investor or otherwise).

(b) The Loan Parties shall not fund all or part of any repayment under the Loans out of proceeds derived from transactions which would be prohibited by AML Laws, Anti-Terrorism Laws, Anti-Corruption Laws or applicable Sanctions or would otherwise cause any Person to be in breach of any of the foregoing.

(c) The Loan Parties shall ensure, and cause each other Loan Party to ensure, that no Person who owns a controlling interest in or otherwise controls a Loan Party is or shall be a Sanctioned Person, and comply, and cause each other Loan Party to comply, with all applicable Anti-Corruption Laws, AML Laws and Anti-Terrorism Laws.

7.12. Financial Statements and Reports.

(a)            Monthly Reports. The Grantors shall deliver to Lender, in addition to any other reports, as soon as practicable and in any event: (i) within ten (10) days after the end of each month, (A) a detailed trial balance of the Accounts of the Grantors aged per invoice date, in form and substance reasonably satisfactory to Lender including, without limitation, the names and addresses of all Account Debtors of the Grantors, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Lender may require in its sole discretion), including a listing of any held checks; and (ii) within ten (10) days after the end of each month, the general ledger inventory account balance and a perpetual inventory report, for Borrower by each category of Inventory, together with a description of the monthly change in each category of Inventory.

(b) Financial Statements. The Borrower and each Guarantor shall deliver to Lender the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall be accompanied by a compliance certificate in the form of Exhibit A hereto: (i) no later than twenty (20) days after each calendar month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of the Borrower and each Guarantor, on a consolidated and consolidating basis, certified by the Chief Financial Officer of each of the Borrower and each Guarantor; and (iii) no later than ninety (90) days after the end of each of the Fiscal Years of the Borrower and each Guarantor, audited annual financial statements with an unqualified opinion by independent certified public accountants selected by the Borrower and each Guarantor and reasonably satisfactory to Lender, which financial statements shall be accompanied by (A) a letter from such accountants acknowledging that they are aware that a primary intent of the Borrower and each Guarantor in obtaining such financial statements is to influence Lender and that Lender is relying upon such financial statements in connection with the exercise of its rights hereunder, provided, that the Borrower and each Guarantor shall only be required to use their reasonable efforts exercised in good faith to obtain such letter; and (B) copies of any management letters sent to the Borrower and each Guarantor by such accountants.

(c) Annual Projections of the Borrower and each Guarantor. As soon as practicable and in any event prior to the beginning of each Fiscal Year, the Borrower and each Guarantor shall deliver to Lender projected balance sheets, statements of income and cash flow for the Borrower and each Guarantor, on a consolidated and consolidating basis for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Lender.

(d) Public Reporting of Blue Dolphin. Promptly upon the filing thereof, Borrower shall deliver to Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which Blue Dolphin or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Lender copies of any reports and proxy statements delivered to its shareholders.

(e) Other Information. Promptly following request therefor by Lender, such other business or financial data, reports, appraisals and projections as Lender may reasonably request.

7.13. Commitment Period Reports.

During a Commitment Period, the Loan Parties shall provide Lender with (i) weekly updates regarding the status of negotiations regarding the applicable commitment and documentation of the refinancing contemplated thereby, (ii) subject to Lender’s execution of a nondisclosure agreement, if applicable, copies of all material communications regarding the commitment letter and the proposed loan set forth therein, and (iii) copies of any final term sheets and other related documents regarding such commitment or the financing contemplated thereby within five (5) business days of any Loan Party’s execution of such documents.

7.14. GEL Tex Settlement Agreement.

Lazarus Energy shall (a) pay all payments required under the GEL Tex Settlement Agreement when due and (b) promptly provide Lender with evidence of each such payment in a form satisfactory to Lender.

7.15. Veritex Lien Release.

By June 1, 2019, all liens granted by LR&M to Veritex on the Collateral shall be released and LR&M shall provide evidence thereof satisfactory to the Lender (the date of such occurrence, the “Veritex Release Date”); provided that, if such liens are not released by June 1, 2019, LR&M may elect, in its sole discretion with notice to the Lender, to instead grant a perfected, first lien security interest in cash collateral in an amount of no less than $60,000 (which shall be “Collateral”) on such date; provided, further, that upon providing such perfected first lien security interest on such collateral, the definition for the term “LR&M Receivables” shall be deleted in its entirety and replaced with the following: ““LR&M Receivables” means nothing.”

7.16. Green Bank Account.

(a) On or before May 17, 2019, Borrower shall transfer the entire balance of funds in or credited to the Borrower’s account at Green Bank with the account number 5501265168 as further described in Schedule 1.03 (the “Green Bank Account”) to the Borrower’s account at Cadence Bank, N.A., a national banking association, with the account number 5500212658 as further described in Schedule 1.03 (the “Cadence Bank Account”) and provide Lender with evidence thereof (satisfactory to Lender) on the date of such transfer, (b) after the transfer described in the preceding clause (a), if, at any time, funds are deposited in or credited to the Green Bank Account, Borrower shall promptly transfer such funds to the Cadence Bank Account and provide Lender with evidence thereof (satisfactory to Lender) on the date of such transfer, (c) on or before May 17, 2019, Borrower shall close the Green Bank Account and provide Lender with evidence of such closure (satisfactory to Lender) and (d) on each Business Day until Borrower has closed the Green Bank Account, Borrower shall provide an electronic screen capture image of the online balance statement for the Green Bank Account by email to the following address:  James.Chiu@pilottravelcenters.com.

SECTION 8
NEGATIVE COVENANTS.

Until the Termination Date, unless Borrower obtains Lender’s prior written consent waiving or modifying any of Loan Party’s covenants hereunder in any specific instance (which consent may be provided by email), each Loan Party (other than Blue Dolphin) (each, a “Covenant Party”) agrees as follows:

8.1. [Reserved.]

8.2.            Indebtedness.

No Covenant Party shall create, incur, assume or become obligated (directly or indirectly), for any Debt other than the Loans, except that Borrower and the other Covenant Parties may (i) maintain their present indebtedness listed on Schedule 1.01 hereto; (ii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iii) incur indebtedness under Affiliate Funding Transactions; (iv) incur purchase money indebtedness or capitalized lease obligations in the ordinary course of business in an aggregate principal amount not to exceed two million Dollars ($2,000,000); and (v) incur indebtedness under the Loan Documents.

8.3. Liens.

No Covenant Party shall grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets (other than margin stock) other than Permitted Liens, and no Loan Party shall grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any Collateral other than Permitted Liens set forth in clauses (a) through (f) of the definition thereof and, until the Veritex Release Date, liens of Veritex on the LR&M Collateral granted by LR&M.

8.4. Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

No Covenant Party shall (i) enter into any merger or consolidation; (ii) change the state of such Covenant Party’s organization or enter into any transaction which has the effect of changing such Covenant Party’s state of organization; (iii) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business or as permitted under Section 8.15 hereto; (iv) purchase the stock, other Equity Interests or all or a material portion of the assets of any Person or division of such Person; or (v) enter into any other transaction outside the ordinary course of such Covenant Party’s business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock or any other Equity Interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other Equity Interest. No Covenant Party shall enter into any joint ventures or partnerships with any other Person.

8.5. Restricted Payments.

No Covenant Party shall declare or pay, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Event of Default shall have occurred and be continuing at the time of payment thereof, Permitted Tax Distributions may be declared or paid.

8.6. Investments; Loans.

No Covenant Party shall purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States, obligations insured by the Federal Deposit Insurance Corporation and obligations unconditionally guaranteed by the United States; nor shall Covenant Party lend or otherwise advance funds to any Person except for advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business and Affiliate Funding Transactions.

8.7. Prepayment of Subordinated Debt.

The Covenant Parties will not, and will not permit any of their Subsidiaries to, purchase, redeem, retire, or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement, or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owning in respect of, any Debt that is subordinate to the Obligations, except for (a) regularly scheduled payments, prepayments, or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Debt, (b) extensions, renewals, and refinancings thereof permitted under Section 8.2 above, and (c) dispositions permitted under Section 8.15(a).

8.8. Sale Leasebacks.

The Covenant Parties will not, directly or indirectly, enter into any arrangement providing for the sale or transfer of property, real or personal, used or useful in the business of any of the Covenant Parties, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that any of them intend to use for substantially the same purpose or purposes as the property sold or transferred.

8.9. Fundamental Changes, Accounting Changes, Line of Business.

No Covenant Party shall (i) amend its organizational documents or change its Fiscal Year or make any change in accounting treatment or reporting except as required by GAAP unless (w) such actions would not have a Material Adverse Effect; (x) such actions would not affect the obligations of such Covenant Party to Lender; (y) such actions would not adversely affect the interpretation of any of the terms of this Agreement or the other Loan Documents and (z) Lender has received ten (10) days prior written notice of such amendment or change or (ii) enter into a new line of business materially different from such Covenant Party’s current business. No Covenant Party shall change its entity classification for United States federal income tax purposes from that set forth on Schedule 6.23 without prior written notice to, and consent of, Lender.

8.10. Equipment.

Borrower shall not (i) permit any Equipment that is Collateral to become a Fixture to real property unless such real property is owned by Borrower and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord's agreement in favor of Lender on terms acceptable to Lender, or (ii) permit any Equipment that is Collateral to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Lender.

8.11. Affiliate Transactions.

Except as set forth on Schedule 6.8 hereto or as permitted under Sections 6.3 or 8.5 hereof, no Covenant Party shall conduct, permit or suffer to be conducted, transactions with Affiliates other than Affiliate Funding Transactions, transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Covenant Party than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate or transfers of items to the Borrower for no consideration.

8.12. Settling of Accounts.

No Grantor shall settle or adjust any Account that is Collateral without the consent of Lender.

8.13. Management Fees; Compensation.

Borrower shall not pay any management or consulting fees to any Persons, or pay annual aggregate compensation, whether as salary, bonus or otherwise, to all directors or officers of such Borrower in excess of $70,000. The aggregate annual compensation amount(s) shall be adjusted each year for the net addition or loss of directors or officers.

8.14. Restrictive Agreements.

Except as set forth on Schedule 8.14, no Covenant Party shall enter into any agreement prohibiting or otherwise restricting the creation or assumption of any lien in favor of the Lender upon the properties, revenues or assets of such Covenant Party, whether now owned or hereafter acquired, except restrictions existing by reason of:

(a) restrictions imposed by applicable law;

(b) any restrictions imposed by any agreement relating to secured Debt permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Debt;

(c) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(d) customary provisions restricting subletting or assignment of any lease governing a leasehold interest and not for the purpose of avoiding the restrictions imposed by this Section 8.14;

(e) customary provisions restricting assignment of any agreement entered into in the ordinary course of business and not for the purpose of avoiding the restrictions imposed by this Section 8.14;

(f) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 8.15 hereto pending the consummation of such sale;

(g) contractual encumbrances or restrictions contained in any agreement in respect of permitted unsecured Debt so long as such encumbrances or restrictions permit the liens granted to secure the Obligations;

(h) customary restrictions and conditions contained in the documents relating to any lien, so long as: (i) such lien is permitted hereunder and such restrictions or conditions relate only to the specific asset subject to such lien; and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 8.14;

The foregoing prohibitions shall not apply to restrictions contained in any Loan Document or Commodity Transaction Document.

8.15. Dispositions.

No Covenant Party shall dispose of any of such Covenant Party’s assets (other than margin stock), including (i) Equity Interests and (ii) Receivables that are Collateral, to any Person in one transaction or a series of transactions, unless such disposition is:

(a) sales of crude oil by Borrower to Lazarus Energy at a price no less than the price paid by Borrower for such crude oil and not to exceed the price paid by the Borrower plus $0.50 per barrel;

(b) of inventory or obsolete, damaged, worn out, or surplus assets disposed of in the ordinary course of business;

(c) of cash equivalent investments in the ordinary course of business;

(a) in respect of investments permitted under Section 8.6 hereto; Permitted Liens permitted pursuant to Section 8.3 (to the extent that the granting of any such lien would constitute a disposition); or Restricted Payments permitted under Section 8.5;

(b) for cash or cash equivalents and for fair market value, in an aggregate amount not to exceed one hundred thousand Dollars ($100,000) during the term of this Agreement; and

(c) leases, granting of easements, or subleases of real or personal property in the ordinary course of business that could not reasonably be expected, either individually or in the aggregate, to materially and adversely impact the operation of the Refinery Assets taken as a whole.

8.16. ERISA.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, sponsor, maintain, contribute to, or incur any liability (whether actual, contingent or otherwise) with respect to any Employee Benefit Plan, including a Pension Plan or a Multiemployer Plan.  No Loan Party shall permit any ERISA Affiliate to sponsor, maintain, contribute to, or have any liability (whether actual, contingent or otherwise) with respect to a Pension Plan, or to have an obligation to contribute to or have any liability (whether actual, contingent or otherwise) with respect to a Multiemployer Plan.

SECTION 9
DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” by Borrower hereunder:

9.1. Payment.

The failure of any Loan Party to (i) pay any principal of or interest on the Loans when due in accordance with the terms hereof or (ii) pay any other amount payable hereunder or under any other Loan Document if such failure is not remedied within (x) during a Commitment Period, ten (10) Business Days and (y) otherwise, five (5) Business Days.

9.2. Breach of this Agreement and the other Loan Documents.

The failure of any Loan Party to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Loan Party under this Agreement or any of the other Loan Documents (a) set forth in Section 7.2, 7.5 7.10, 7.12, 7.13 or 7.14 of this Agreement or in Section 8 of this Agreement or (b) otherwise, if such failure is not remedied on or before (i) during a Commitment Period, fifteen (15) Business Days and (ii) otherwise, five (5) Business Days, in each case, after notice of such failure is given to Borrower; provided that any such failure by a Loan Party under subsections 7.2.1 and 7.2.3 of this Agreement shall not constitute an Event of Default hereunder until the fifteenth (15th) day following the occurrence thereof.

9.3. Breaches of Other Obligations.

The failure of any Loan Party to perform, keep or observe (after any applicable notice and cure period) any of the covenants, conditions, promises, agreements or obligations of such Loan Party (other than a covenant not to incur liens on margin stock) under (a) any agreement with any Person other than the Loan Documents or the Commodity Transaction Documents if such failure could reasonably be expected to have a Material Adverse Effect and such failure is not remedied within (i) during a Commitment Period, fifteen (15) Business Days and (ii) otherwise, five (5) Business Days, in each case, after notice of such failure is given to Borrower, or (b) any Commodity Transaction Document and such failure is not remedied within five (5) Business Days after notice of such failure is given to Borrower.

9.4. Breach of Representations and Warranties.

The making or furnishing by any Loan Party to Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the other Loan Documents or in connection with any other agreement between such Loan Party and Lender, which is untrue or misleading in any material respect as of the date made. Any Event of Default under this Section 9.4 shall be deemed cured at such time as the applicable representation, warranty, certificate, schedule, report or other communication becomes true in all respects if none of the Loan Parties or the Lender suffered any uncured harm as a result of the facts and circumstances that made the representation, warranty, certificate, schedule, report or other communication untrue or misleading.

9.5. Loss of Collateral.

The loss, theft, damage or destruction of any of the Collateral in an amount in excess of five hundred thousand Dollars ($500,000) in the aggregate for all such events during any Fiscal Year as determined by Lender in its sole discretion determined in good faith, or (except as permitted hereby) sale, lease or furnishing under a contract of service of, any of the Collateral.

9.6. Levy, Seizure or Attachment.

The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral in excess of five hundred thousand Dollars ($500,000).

9.7. Bankruptcy or Similar Proceedings.

The commencement of any proceedings in bankruptcy by or against any Loan Party or for the liquidation or reorganization of any Loan Party, or alleging that such Loan Party is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Loan Party 's debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Loan Party; provided, however, that if such commencement of proceedings against such Loan Party is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings.

9.8. Appointment of Receiver.

The appointment of a receiver or trustee for any Loan Party, for any of the Collateral or for any substantial part of any Loan Party’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Loan Party which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Loan Party is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings.

9.9. Judgment.

The entry of any judgments or orders aggregating in excess of five hundred thousand Dollars ($500,000) against any Loan Party which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution.

9.10. Dissolution of Loan Party.

The dissolution of any Loan Party.

9.11. Default or Revocation of Guaranty.

The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Loan Party to Lender pursuant to which such Loan Party has guaranteed to Lender the payment of all or any of the Obligations or has granted Lender a security interest in or lien upon some or all of such Loan Party's real and/or personal property to secure the payment of all or any of the Obligations.

9.12. Criminal Proceedings.

(a) The institution in any court of a criminal proceeding against any Loan Party which would have a Material Adverse Effect, (b) the indictment of any officer of a Loan Party, for any crime which would have a Material Adverse Effect or (c) the indictment of any Loan Party for any crime.

9.13. Change of Control.

The failure of (i) Lazarus to own and have voting control of at least seventy-nine percent (79%) of the issued and outstanding voting Equity Interests of Blue Dolphin; (ii) Blue Dolphin to own and have voting control of one hundred percent (100%) of the issued and outstanding voting Equity Interests of each of the Borrower and LR&M; (iii) the Borrower to own and have voting control of at least one hundred percent (100%) of the issued and outstanding voting Equity Interests of each Subsidiary of the Borrower, if any; or (iv) LR&M to own and have voting control of at least one hundred percent (100%) of the issued and outstanding voting Equity Interests of each Subsidiary of LR&M, if any.

9.14. Material Adverse Change.

The occurrence and continuation of any Material Adverse Effect.

SECTION 10
REMEDIES UPON AN EVENT OF DEFAULT.

10.1. Acceleration.

Upon the occurrence and during the continuance of an Event of Default described in Sections 9.7 or 9.8 hereof, all of the Obligations shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence and during the continuation of any other Event of Default, the Lender, by notice to the Borrower, may take any or all of the following actions, at the same or different times: (i) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (ii) exercise any rights and remedies provided to the Lender under this Agreement, any other Loan Documents (subject to the restrictions referred to therein) or at law or at equity.

10.2. Other Remedies.

Upon the occurrence and during the continuance of an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the other Loan Documents and all of Lender's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of each Loan Party’s premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same at any of Loan Party’s premises without cost to Lender. At Lender's request, each Loan Party shall, at Borrower’s expense, assemble the Collateral and make it available to Lender at one or more places to be designated by Lender and reasonably convenient to Lender and Loan Parties. Each Loan Party recognizes that if a Loan Party fails to perform, observe or discharge any of its Obligations under this Agreement or the other Loan Documents, no remedy at law will provide adequate relief to Lender, and agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Lender and such Loan Party, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that such Loan Party is entitled to an accounting of the Obligations and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys' fees, and any balance of such Proceeds and all other payments received by Lender during the continuance of an Event of Default may be applied by Lender toward the payment of such of the Obligations, and in such order of application, as Lender may from time to time elect.

SECTION 11
CONDITIONS PRECEDENT.

11.1. Conditions to Loans.

The obligation of Lender to fund the Loans is subject to the satisfaction or waiver (each in form and substance satisfactory to the Lender in its sole discretion) of the following conditions precedent on or before the date falling one month after the date of this Agreement (the “Outside Date”) (and “Closing Date” is the first Business Day on or before the Outside Date on which all such conditions precedent have been satisfied or waived (in form and substance satisfactory to the Lender in its sole discretion), as applicable). If the conditions set forth in this Section 11.1 are not satisfied or waived (in form and substance satisfactory to the Lender in its sole discretion) by the Outside Date, then (x) the obligation of the Lender to fund the Loans shall not become effective, (y) the Lender's commitments under this Agreement shall automatically terminate without further action by any party hereto, and (z) the Maturity Date shall be deemed to be the Outside Date:

(a) Lender shall have received (i) a copy of the certificate of formation, including all amendments thereto, of Borrower, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) a certificate as to the good standing of Borrower as of a recent date from such Secretary of State of the State of Delaware; and (iii) a certificate of the Secretary or Assistant Secretary or other authorized officer of Borrower dated as of the Closing Date and certifying: (A) that attached thereto is a true and complete copy of the constitutive documents of Borrower as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of the written consent duly adopted by an authorized officer of the sole member of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which Borrower is a party, (C) that such written consent has not been modified, rescinded or amended and is in full force and effect, (D) that the certificate of formation of Borrower has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (ii) above, and (E) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of Borrower;

(b) Lender shall have received (i) a copy of the certificate of formation, including all amendments thereto, of each Guarantor and Grantor, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) a certificate as to the good standing of each Guarantor and Grantor as of a recent date from such Secretary of State of the State of Delaware; and (iii) a certificate of the Secretary or Assistant Secretary or other authorized officer of each Guarantor and Grantor dated as of the Closing Date and certifying: (A) that attached thereto is a true and complete copy of the constitutive documents of such Guarantor and/or Grantor as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of the written consent duly adopted by the sole Member or Board (as applicable) of such Guarantor and/or Grantor authorizing the execution, delivery and performance of the Loan Documents to which such Guarantor and/or Grantor is a party, (C) that such written consent has not been modified, rescinded or amended and is in full force and effect, (D) that the certificate of formation of such Guarantor and/or Grantor has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (ii) above, and (E) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Guarantor and/or Grantor;

(c) [Reserved];

(d) except as set forth on Schedule 11.1(d), since December 31, 2018, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on any Loan Party, its lines of business or the markets in which such Person operates or in the ownership, control and/or management of any Loan Party, as determined by Lender in its sole discretion and in good faith (it being agreed for the purpose of this Section 11.1(d) that a Material Adverse Effect includes the Refinery Assets (i) not producing refined products for a period of five (5) consecutive days, or (ii) being shut down or ceasing to operate for a period of one (1) day, in each case as determined by the Lender in its sole discretion);

(e) Lender shall have received payment in full of all fees and expenses payable to it by Borrower or any other Person in connection herewith, on or before disbursement of the Loans hereunder;

(f) each Loan Party shall have duly executed and delivered to Lender the following documents, each in form and substance satisfactory to the Lender in its sole discretion:

(i) this Agreement;

(ii) the Pledge Agreement;

(iii) a one-year crude supply agreement automatically renewed for successive terms of one year, dated on or about the date hereof, between the Lender as seller and Lazarus Energy as buyer (the “Crude Supply  Agreement”);

(iv) a one-year master purchase and sale agreement, dated on or about the date hereof, between the Lender and Lazarus (including any confirmations thereunder, the “Jet Fuel Master Agreement”);

(v) a one-year crude storage lease dated on or about the date hereof, between the Lender as customer and the Borrower as terminal (the “Crude Storage Lease”);

(vi) a one-year jet storage lease dated on or about the date hereof, between the Lender as customer and the Borrower as terminal (the “Jet Storage Lease”);

(vii) (i) a jet fuel purchase agreement dated on or about the date hereof between the Lender as buyer and the Lazarus as seller, and (ii) a jet fuel sale agreement dated on or about the date hereof between the Lender as seller and Lazarus as buyer (together the “Jet Inventory Purchase and Sale Agreements”);

(viii) a parent guaranty from Blue Dolphin guaranteeing certain obligations under the Crude Supply Agreement (the “Blue Dolphin Parent Guarantee”);

(ix) a letter agreement dated on or about the date hereof between the Borrower, Lazarus Energy, LR&M and the Lender (the “NPS Exclusivity Letter”);

(x) a consent and assignment agreement for the benefit of the Lender dated as of the date hereof among the Borrower, Lazarus Energy, and the Lender (the “Consent and Assignment Agreement (Storage Tank Lease)”) in relation to the Storage Tank Lease Agreement effective as of June 1, 2018 between Lazarus Energy and the Borrower;

(xi) a consent and assignment agreement for the benefit of the Lender dated as of the date hereof among the Borrower, Haltermann Solutions and the Lender (the “Consent and Assignment Agreement (Haltermann MSA)”) in relation to the Master Service Agreement effective as of January 1, 2018 between Haltermann Solutions and the Borrower; and

(xii) amendments, subordinations, notes, forbearances, consents, and such other agreements from each of the following parties as may be required by the Lender in its sole discretion, in form and substance acceptable to Lender (collectively, the “Related Party Agreements”):

(A) Veritex Community Bank (“Veritex”);

(B) GEL Tex Marketing, LLC (“GEL Tex”);

(C) Notre Dame Investors, Inc.; and

(D) all other holders of Debt of the Loan Parities set forth on Schedule 1.01 other than Affiliates of Loan Parties;

(xiii) A Subordination Agreement in form and substance satisfactory to the Lender from each Affiliate of a Loan Party (other than any other Loan Party) that is a holder of Existing Indebtedness of a Loan Party (which, for the avoidance of doubt, shall not restrict or subordinate Affiliate Funding Transactions that are (A) extensions of credit by Lazarus to, or (B) payments by Lazarus in exchange for such extensions of credit on account, any other Loan Party);

(xiv) control agreements in respect of each account listed on Schedule 1.03, other than the Green Bank Account;

(xv) any other documents, instruments and agreements which Lender determines are reasonably necessary to consummate the transactions contemplated hereby;

(g) as of the date hereof and at the time of and immediately after giving effect to each Borrowing, no Default or Event of Default shall exist at the time of or result from such funding, grant or pledge;

(h) as of the date hereof and at the time of and immediately after giving effect to each Borrowing, the representations and warranties of each Loan Party in this Agreement and the other Loan Documents shall be true and correct in all material respects (except for representations and warranties that expressly relate to an earlier date which must be true and correct as of such earlier date);

(i) there is no action or proceeding from a Governmental Authority and no Person has initiated litigation that is pending or has been threatened in writing against a Loan Party which is reasonably likely to prevent any Loan Party from continuing operations;

(j) this Agreement and the Pledge Agreement shall be in full force and effect on the date hereof through the Closing Date, as applicable, and the Lender shall have a perfected security interest in the Collateral of the type and priority described in this Agreement and the Pledge Agreement;

(k) the Lender shall have received the Notice of Borrowing for any Loans made as of the Closing Date as contemplated by Section 2.3 above;

(l) [Reserved];

(m) the Lender shall have received a copy of an amendment to the Settlement Agreement, dated as of July 20, 2018, among GEL Tex Marketing, LLC, Lazarus Energy, Blue Dolphin, Lazarus, the Borrower, Carroll & Company Financial Holdings, L.P. and Jonathan Carroll (as amended pursuant to the First Amendment to the Settlement Agreement dated as of October 17, 2018, the Second Amendment to the Settlement Agreement dated as of November 15, 2018, the Third Amendment to the Settlement Agreement dated as of December 19, 2018, and the Fourth Amendment to the Settlement Agreement dated as of March 19, 2019, and as further amended, supplemented or otherwise modified from time to time, the “GEL Tex Settlement Agreement”) in form and substance satisfactory to Lender in its sole discretion;

(n) the Lender shall have received copies of all consents from third parties, including Veritex and GEL Tex (which may be in the form of an amendment to the GEL Tex Settlement Agreement specifically authorizing the Loan Parties to enter into the Loan Documents), which are required for the Loan Parties to enter into the Loan Documents, as determined by Lender in its sole discretion and in good faith;

(o) the Lender shall have received (i) a duly executed release agreement (in form and substance satisfactory to the lender in its sole discretion) in respect of any liens or other encumbrances granted in favor of any Person in respect of the Collateral, and (ii) satisfactory evidence that any lien filings, fixture filings or other filings in respect of any such liens and encumbrances have been terminated or amended to exclude the Collateral from the collateral description therein (the form of any such amendment to be pre-approved by the Lender), and (iii) satisfactory lien search results;

(p) the Lender shall have received a copy of an IRS Form W-9 in respect of the Borrower; and

(q) the Lender shall have received a certified copy of each of the following: (i) a crude purchase contract between the Borrower and Lazarus Energy, (ii) a Subordination and Attornment Agreement between Borrower, Lazarus Energy and Veritex Community Bank, and (iii) a Tank Access Agreement between Lender and Veritex.

SECTION 12
MISCELLANEOUS.

12.1. Assignments; Participations.

12.1.1.    Assignments.

(a) Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of its Loans or its commitment to make advances under the Line of Credit, without consent of Borrower. Any such assignment shall be made with prior written notice to Borrower and delivery to Borrower of an Assignment Agreement that identifies the Assignee, its address, its U.S. tax identification number, if any, and any requisite documentation required by Section 12.2 and the principal amount of the Loans and interest owing thereon assigned to Assignee. Borrower shall maintain a copy of each such notice and Assignment Agreement delivered to it and register (the “Register”) for the recordation of names and addresses of the Lenders and the commitment of, and principal amount and interest thereon of each Loan assigned to each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender's interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The parties hereto agree and intend that the Loans shall be treated as being in “registered form” for the purposes of the Code, and the Register shall be maintained in accordance with such intention. Each Lender granting a participation shall, as a non-fiduciary agent of the Borrower, maintain a register containing information similar to that of the Register in a manner such that the Loans hereunder are in “registered form” for the purposes of the Code. To the extent Lender assigns all or a portion of the Loans and commitments hereunder, Borrower and the other Loan Parties hereby agree to execute such amendments and/or restatements of this agreement and the other Loan Documents to reflect the existence of an administrative agent for the Lenders and/or reflect tax provisions to protect any foreign lenders.

(b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to an assignment agreement between Lender and the Assignee, shall have the rights and obligations of Lender hereunder and (ii) Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, Lender) pursuant to an effective assignment agreement, Borrower shall execute and deliver to the Assignee (and, as applicable, Lender) a note in the principal amount of the principal amount of the Assignee's Loans (and, as applicable, a note in the principal amount of the pro rata share of the principal amount of the Loans retained by Lender). Each such note shall be dated the effective date of such assignment. Upon receipt by Lender of such note, Lender shall return to Borrower any prior note held by it.

(c) Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

12.1.2. Participations. Lender may at any time sell to one or more Persons participating interests in its Loans, commitment to make advance under the Line of Credit or other interests hereunder (any such Person, a “Participant”). In the event of a sale by Lender of a participating interest to a Participant, (a) Lender's obligations hereunder shall remain unchanged for all purposes, (b) Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if Lender had not sold such participation and shall be paid directly to Lender. Each Loan Party agrees that, if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lender, and Lender agrees to share with each Participant, on a pro rata basis. Each Loan Party also agrees that each Participant shall be entitled to the benefits of Sections 2.13 and 2.15 as if it were Lender; provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Sections 2.13 and 2.15 than would have been paid to Lender on such date if no participation had been sold, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Lender, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.2. Customer Identification - USA Patriot Act Notice.

Lender (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow Lender, as applicable, to identify the Loan Parties in accordance with the Act.

12.3. Indemnification by Borrower.

IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, EACH LOAN PARTY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, TAXES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS MATERIAL AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS MATERIALS OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH LOAN PARTY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 12.3 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE LOANS, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THIS SECTION 12.3 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM. The foregoing indemnity shall not require reimbursement of costs and expenses in connection with the execution and delivery of the Loan Documents and the ongoing ordinary course administration thereof, which amounts are subject to Section 2.12 hereof.

12.4. Notice.

All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Lender shall be sent to it at Pilot Travel Centers LLC, 20 Greenway Plaza, Suite 310, Houston, TX 77046, attention: Head of Commercial Credit and Finance (Jason Sohmer), email: CommercialCredit@pilottravelcenters.com, and in the case of Loan Parties shall be sent to it at its principal place of business set forth on Schedule 6.2 hereto or as otherwise directed by Borrower in writing. All notices shall be deemed received upon actual receipt thereof or refusal of delivery. Notwithstanding the foregoing, requests for written consent may be communicated by email to James.Chiu@pilottravelcenters.com, or such other person or address that Lender may designate from time to time.

12.5. Modification and Benefit of Agreement.

This Agreement and the other Loan Documents may not be modified, altered or amended except by an agreement in writing signed by each Loan Party who is a party to such Loan Document and Lender.

12.6. Headings of Subdivisions.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

12.7. Power of Attorney.

Each Loan Party acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until the Termination Date, provided that Lender shall have no rights in respect of such appointment except after the occurrence and during the continuance of an Event of Default.

12.8. Counterparts.

This Agreement, any of the other Loan Documents, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

12.9. Refinancing Support.

Lender agrees to make available information regarding the Line of Credit as may be reasonably requested by the Loan Parties to facilitate a refinancing of the Loans.

12.10. Waiver of Jury Trial: Other Waivers.

(a)            EACH LOAN PARTY AND LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY A LOAN PARTY OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN A LOAN PARTY AND LENDER. IN NO EVENT SHALL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(b) Each Loan Party hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

(c) Each Loan Party hereby waives the benefit of any law that would otherwise restrict or limit Lender or any Affiliate of Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Obligations, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Lender or such Affiliate of Lender to such Loan Party.

(d) EACH LOAN PARTY HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF SUCH LOAN PARTY WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL, PROVIDED THAT IN THE EVENT THAT LENDER SEEKS TO ENFORCE ITS RIGHTS HEREUNDER BY JUDICIAL PROCESS OR SELF HELP, LENDER SHALL PROVIDE SUCH LOAN PARTY WITH SUCH NOTICES AS ARE REQUIRED BY LAW.

Lender's failure, at any time or times hereafter, to require strict performance by any Loan Party of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any other loan Document shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Loan Parties contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to Borrower specifying such suspension or waiver.

12.11. Choice of Governing Laws; Construction; Forum Selection.

(a)            This Agreement and the other Loan Documents are submitted by each Loan Party to Lender for Lender's acceptance or rejection at Lender's principal place of business as an offer by Borrower to borrow monies from Lender now and from time to time hereafter, and shall not be binding upon Lender or become effective until accepted by Lender, in writing, at said place of business. If so accepted by Lender, this Agreement and the other Loan Documents shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF NEW YORK, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

(b) To induce Lender to accept this Agreement, EACH LOAN PARTY IRREVOCABLY AGREES THAT, SUBJECT TO LENDER'S SOLE AND ABSOLUTE ELECTION, ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF (OTHER THAN THE RIGHTS AND OBLIGATIONS UNDER ANY LOAN DOCUMENT EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE BROUGHT ONLY IN ANY OF THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE LOAN PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS IN ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE LOAN PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE JURISDICTION OF ANY OTHER COURTS THAT MAY CORRESPOND BY VIRTUE OF SUCH PARTY’S DOMICILE (PRESENT OR FUTURE), THE LOCATION OF ITS ASSETS OR OTHERWISE. FURTHERMORE, EACH OF THE LOAN PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY HAVE TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT AGAINST ANY OF THE LOAN PARTIES OR THEIR PROPERTY IN THE COURTS OF ANY JURISDICTION.

SECTION 13
LIABILITY.

(a) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations of the Loan Parties and the liens and security interests granted by Borrower to secure the Obligations, not constitute a “Fraudulent Conveyance” (as defined below). Consequently, Lender and of the Loan Parties agree that if the Obligations of the Loan Parties, or any liens or security interests granted by such Loan Parties securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Loan Party and the liens and security interests securing such Obligations shall be valid and enforceable only to the maximum extent that would not cause such Obligations or such lien or security interest to constitute a Fraudulent Conveyance, and the Obligations of such Loan Party and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended (the “Bankruptcy Code”) or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(b) Each Loan Party assumes responsibility for keeping itself informed of the financial condition of each other Loan Party, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Loan Party 's Obligations and of all other circumstances bearing upon the risk of nonpayment by such other Loan Party of their Obligations and each Loan Party agrees that Lender shall not have any duty to advise such Loan Party of information known to Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Loan Party, Lender shall not be under any obligation to update any such information or to provide any such information to such Loan Party on any subsequent occasion.

(c) Lender is hereby authorized, without notice or demand and without affecting the liability of Loan Party hereunder or under the other Loan Documents, to, at any time and from time to time, (i) accept partial payments on Loan Party’s Obligations; (ii) take and hold security or collateral for the payment of Loan Party’s Obligations hereunder or for the payment of any guaranties of Loan Party’s Obligations or other liabilities of Loan Party and exchange, enforce, waive and release any such security or collateral; (iii) apply such security or collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; and (iv) settle, release, compromise, collect or otherwise liquidate Loan Party’s Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Loan Parties. Lender shall have the exclusive right to determine the manner of application of any payments or credits, whether received from a Loan Party or any other source, and such determination shall be binding on such Borrower. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Loan Party’s Obligations as Lender shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of the other Loan Parties.

(d) Each Loan Party hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect Loan Party’s Obligations from any Borrower or any guarantor or other action to enforce the same; (ii) the waiver or consent by Lender with respect to any provision of any instrument evidencing Borrower’s Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Loan Party and delivered to Lender; (iii) failure by Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for Borrower’s Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Loan Party or Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any Borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Lender's claim(s) for repayment of any of Loan Parties’ Obligations; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(e) No payment made by or for the account of a Loan Party including, without limitations, (i) a payment made by such Loan Party on behalf of another Loan Party 's Obligations or (ii) a payment made by any other person under any guaranty, shall entitle such Loan Party, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Loan Party 's property and such Loan Party shall not exercise any right or remedy against such other Loan Party or any property of such other Loan Party by reason of any performance of such Loan Party of its joint and several obligations hereunder.

SECTION 14
NONLIABILITY OF LENDER.

The relationship between the Loan Parties on the one hand and Lender on the other hand shall be solely that of borrower, guarantor or grantor (as applicable) and lender. Lender has no fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Lender undertakes no responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Loan Party agrees that Lender shall have no liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Loan Parties and Lender.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

NIXON PRODUCT STORAGE, LLC, as Borrower and Grantor By: BLUE DOLPHIN ENERGY COMPANY, its sole Member
By:	/s/ JONATHAN CARROLL
Name:	Jonathan Carroll
Title:	President

[Signature Page to Line of Credit, Guarantee and Security Agreement]

PILOT TRAVEL CENTERS LLC, as Lender
By:	/s/ SHAMEEK KONAR
Name:	Shameek Konar
Title:	CSO

[Signature Page to Line of Credit, Guarantee and Security Agreement]

LAZARUS ENERGY HOLDINGS LLC, as Guarantor
By:	/s/ JONATHAN CARROLL
Name:	Jonathan Carroll
Title:	President

[Signature Page to Line of Credit, Guarantee and Security Agreement]

LAZARUS ENERGY LLC, as Guarantor By: BLUE DOLPHIN ENERGY COMPANY, its sole Member
By:	/s/ JONATHAN CARROLL
Name:	Jonathan Carroll
Title:	President

[Signature Page to Line of Credit, Guarantee and Security Agreement]

BLUE DOLPHIN ENERGY COMPANY, as Guarantor and Pledgor
By:	/s/ JONATHAN CARROLL
Name:	Jonathan Carroll
Title:	President

[Signature Page to Line of Credit, Guarantee and Security Agreement]

LAZARUS REFINING & MARKETING, LLC, as Guarantor and Grantor By: BLUE DOLPHIN ENERGY COMPANY, its sole Member
By:	/s/ JONATHAN CARROLL
Name:	Jonathan Carroll
Title:	President

[Signature Page to Line of Credit, Guarantee and Security Agreement]